Exhibit 10.2

EMPLOYMENT AGREEMENT

SAFECO CORPORATION

and

ARTHUR CHONG

Dated as of October 14, 2005

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of October 14, 2005 (“Effective Date”), between Safeco Corporation, a Washington corporation (“Safeco”), and Arthur Chong (“Employee”);

WHEREAS, Safeco desires to provide for the services and employment of Employee upon the terms and conditions stated in this Agreement; and

WHEREAS, Employee desires to perform services for Safeco upon the terms and conditions stated in this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Safeco and Employee agree as follows:

1.	EMPLOYMENT

Safeco will employ Employee and Employee will accept employment by Safeco as its Executive Vice President and General Counsel, reporting to Safeco’s Chief Executive Officer. Employee shall be an executive officer and will have the authority, subject to Safeco’s Articles of Incorporation and Bylaws, as may be granted from time to time by Safeco’s Chief Executive Officer and/or the Board of Directors of Safeco. Employee will perform the duties customarily performed by the general counsel of a corporation which is, in all respects, similar to Safeco and such other duties as may be assigned from time to time by Safeco’s Chief Executive Officer and/or the Board of Directors of Safeco, which relate to the business of Safeco, its subsidiaries, or any business ventures in which Safeco or its subsidiaries may participate.

2.	ATTENTION AND EFFORT

Employee will devote all of his entire productive time, ability, attention and effort to Safeco’s business and will skillfully serve its interests during the term of this Agreement; provided, however, that Employee may devote reasonable periods of time to (a) serving on the Board of Directors of other corporations, if such service would not otherwise be prohibited by Section 7 of this Agreement and is approved by the Chief Executive Officer and pursuant to Safeco’s Policy on Outside Directorships, and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee’s duties under this Agreement and are approved or reported pursuant to Safeco’s Policy on Outside Directorships.

3.	COMPENSATION

During the term of this Agreement, Safeco agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

3.1 Base Salary

Employee’s compensation shall consist, in part, of an annual base salary at a rate of at least Four Hundred Thousand Dollars ($400,000.00) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Safeco are paid. This salary may be, but is not required to be, increased from time-to-time, subject to and in accordance with the annual compensation review procedures of Safeco’s Compensation Committee.

3.2 Bonuses

(a) Employee will be eligible to receive, in addition to the base salary described above, an annual bonus in an amount to be determined by Safeco’s Chief Executive Officer. The goals on which Employee’s discretionary bonus for 2005 will be based shall be discussed and agreed upon by and between Employee and Safeco’s Chief Executive Officer. Employee’s target bonus shall be equal to seventy per cent (70%) of annual base salary, and his maximum bonus shall be equal to one hundred forty per cent (140%) of annual base salary. Because it is anticipated that Employee will be required to forfeit a calendar year 2005 bonus from his previous employer Employee shall be guaranteed at least the full year target bonus for 2005. If Safeco terminates Employee’s employment without Cause (as defined below in Section 6.6) or if Employee terminates his employment for any reason, each within the timeframe set forth in Section 6.1, Employee shall receive a pro rated bonus in an amount equal to the target bonus for the year of termination multiplied by a fraction with a numerator equal to the number of days during the calendar year during which he was employed and a denominator of 365.

(b) Employee will also receive a one-time bonus of $250,000 to be paid on January 1, 2006.

3.3 Restricted Stock Rights

Because it is anticipated that Employee will be required to forfeit certain benefits from his previous employer, Employee shall be entitled to receive a grant of 16,000 Restricted Stock Rights (the “RSR Award”) effective on date of hire. The RSR Award shall vest and no longer be subject to forfeiture in four equal annual installments beginning one year after the date of grant with unvested portions of the RSR Award subject to forfeiture upon termination of Employee’s employment. Notwithstanding the foregoing, the unvested portion of the RSR Award shall become 100% vested upon termination of Employee’s employment by Safeco without Cause (as defined below) or by Employee for any reason, each within the timeframe set forth in Section 6.1, or by reason of Employee’s death or disability, or upon a Change in Control (as defined in the Change in Control Severance Agreement referred to in Section 6.5). The RSR Award shall be granted under and otherwise subject to all the terms and conditions of the Safeco Long-term Incentive Plan of 1997, as amended, and the agreement evidencing the award.

3.4 Other Equity Grants

Under Safeco’s current Long Term Incentive Plan, Employee will be eligible for an annual equity grant, with a target economic value equal to 195% of salary, with a maximum economic value of 260% of salary. Employee shall also be entitled to participate in any future equity compensation programs of Safeco on the same basis as other executives; provided that awards to Employee, if any, under such programs, will be made in the sole discretion of Safeco’s Chief Executive Officer.

4.	BENEFITS

4.1 Retirement and Savings Plans

During Employee’s employment with Safeco, Employee shall be entitled to participate in all defined contribution plans and defined benefit plans, including excess benefit or supplemental retirement plans or agreements, maintained by Safeco, as now or hereinafter in effect, that are applicable to Safeco’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Benefits payable under such plans shall commence pursuant to the terms of such plans.

4.2 Other Benefit Programs

During Employee’s employment with Safeco, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in all other employee benefit plans, programs and arrangements of Safeco, as now or hereinafter in effect, that are applicable to the Safeco’s employees generally or to its executive officers (including, but not limited to, all Safeco relocation policies), as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements, and subject to Section 4.1. Except as otherwise provided in Section 4.1, to the extent that there is a period of employment required for purposes of eligibility or participation with respect to full benefit coverage under any employee benefit program other than referred to in Section 4.1, Employee shall be deemed to have met such requirement as of the Effective Date of this Agreement.

4.3 Vacation and Other Leaves

Employee shall be entitled to paid vacation of no less than 20 days per calendar year and other paid absences, whether for holidays, illness, or any similar purposes, in accordance with policies applicable generally to executive officers of Safeco.

4.4 Expenses

Employee shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Safeco; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Safeco.

4.5 Legal Fees

Safeco shall pay directly or reimburse Employee for reasonable legal fees and expenses not to exceed $10,000 00 incurred by Employee in connection with the negotiation and preparation of this Agreement and review of the benefits to be granted hereunder.

5.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Sections 3.2, 3.3, 6.1 and 7 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

5.1 By Safeco

With or without Cause (as defined below), Safeco may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below in Section 5.4).

5.2 By Employee

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

5.3 Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period of sixty (60) consecutive days or periods aggregating one hundred five (105) calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence. Employee and Safeco hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Board of Directors of Safeco of Employee’s total disability, as defined herein.

5.4 Notice

The term “Notice of Termination” shall mean at least sixty (60) days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Safeco may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 60 -day period expires.

6.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Sections 3.2, 3.3 and 6:

6.1 Termination by Safeco without Cause or by Employee for any reason within Defined Period

If Safeco gives notice of termination of Employee’s employment without Cause or if Employee gives notice of termination of his employment for any reason within 180 days after the first day of employment of the successor to Chief Executive Officer Michael S. McGavick, Employee shall be entitled to receive (a) termination payments equal to eighteen months’ annual base salary and pro rated target bonus as described in Section 3.2(a) hereof, (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective and any accrued but unpaid bonus for the calendar year preceding his termination, (c) full vesting of the unvested portion of the RSR Award granted pursuant to Section 3.3, vesting to occur notwithstanding any terms to the contrary contained in the plan under which the RSR Award was granted or subsequent amendments or changes in policy, and (d) relocation to the San Francisco area under Safeco’s standard relocation policy for executive officers including, without limitation, the purchase by Safeco of his house in Seattle and, in the event Employee sustains loss on sale of his home in Seattle, payment by Safeco of the difference between the purchase and sale price of the house; and (e) payment by Safeco of Employee’s COBRA premiums if Employee applies under COBRA to continue group medical coverage for himself and his dependents, or, if Employee obtains other medical insurance coverage for himself and his dependents, payment by Safeco of the premiums for said insurance in an amount not to exceed the amount of COBRA premiums, for the lesser of twelve months following the effective date of separation from Safeco or until Employee becomes eligible for substantially similar coverage from a subsequent employer. If Employee is terminated by Safeco for Cause, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

6.2 Termination by Employee

In the case of the termination of Employee’s employment by Employee subsequent to 180 days after the first day of employment of the successor to Chief Executive Officer Michael S. McGavick, Employee shall not be entitled to any payments hereunder, other than those set forth in clause (b) of subsection 6.1 hereof.

6.3 Limitation on Termination Payments

Except as expressly provided in this Agreement, Employee’s rights upon termination of employment will be governed by Safeco’s standard policy and practice, or as determined by Safeco’s Chief Executive Officer, provided that such determination provides Employee with benefits no less favorable than those under Safeco’s standard policy and practice. Termination payments, if any, are payable contingent upon Employee’s execution of a waiver and release (other than exclusions for indemnification pursuant to any policies of insurance and or the provisions of Safeco’s By-Laws or Articles of Incorporation) of claims arising out of his employment and/or the termination of his employment with Safeco, in return for which Safeco agrees to execute a mutual waiver and release of claims against Employee arising out of his employment.

6.4 Payment Schedule

All payments of base pay under this Section 6 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination, and bonus payments will be paid in a lump sum at the time that annual bonuses are generally paid to other executives of Safeco but in no event later than April 15 of the following year.

6.5 Termination in Connection With a Change in Control

Contemporaneously with the execution of this Agreement, Safeco and Employee shall execute a Change in Control Severance Agreement (the “Change in Control Agreement”), a true and correct copy of which is attached hereto as Exhibit A. In circumstances constituting a Change in Control, as defined in the Change in Control Agreement, Employee’s rights upon termination of employment will be governed by the terms of the Change in Control Agreement; provided however, if the Change in Control occurs within 180 days of the first day of employment of the successor to Chief Executive Officer Michael S. McGavick, Employee shall receive any benefits provided by Section 6.1 if not otherwise provided pursuant to the Change in Control Agreement. The parties acknowledge that the Change in Control Agreement may need to be modified in the future to comply with new Section 409(A) of the Internal Revenue Code (added to the Code pursuant to the Jobs Creation Act of 2004) but such modifications will not diminish the benefits to which Employee is entitled unless Employee receives substantially comparable benefits in substitution.

6.6 Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 of this Agreement or any directions of the Chief Executive Officer or the Board of Directors of Safeco or any committee of the Board, which directions are reasonably consistent with the duties herein set forth to be performed by Employee (other than as a result of illness, accident, or other physical or mental incapacity); provided that if Employee’s failure or refusal of performance is susceptible of cure within a 30 day period and, if cured within that period will not cause material harm to Safeco, Employee will, before termination for Cause, be provided with written notice of his failure or refusal of performance and given a period of 30 days to cure, following which his employment will be terminated for Cause only if Employee has thereafter failed to remedy such failure to perform;

(b) Conviction of Employee of a state or federal criminal law involving the commission of a crime against Safeco or a felony involving moral turpitude or a violation of 18 U.S.C. § 1033, including the entry of a guilty or nolo contendere plea;

(c) Conduct by Employee that constitutes willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material harm to Safeco, monetarily or otherwise, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of Safeco; or

(d) Current use by Employee of illegal substances; fraud or misrepresentation by Employee; any incident materially compromising Employee’s reputation or ability to represent Safeco with the public.

7.	NONCOMPETITION AND NONSOLICITATION

7.1 Applicability

This Section 7 shall survive the termination of Employee’s employment with Safeco.

7.2 Scope of Competition

Employee agrees that he will not, directly or indirectly, during his employment and for a period of one year from the date on which his employment with Safeco terminates for any reason, or this Agreement expires, be employed by, consult with, be a director of or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A “Competitor” shall include any entity which, directly or indirectly, competes with Safeco or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products then produced or services then being provided or marketed, by Safeco or which Safeco is then actually preparing to market, in each case within the geographical area of the United States, unless released from such obligation in writing by Safeco’s Board of Directors. Employee shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing in this Agreement shall prevent the purchase or ownership by Employee of shares which constitute less than one percent of the outstanding equity securities of a publicly or privately held corporation, if Employee had no other relationship with such corporation; and further provided however, that in the event Employee’s employment is terminated by Safeco or Employee, each for any reason and within the timeframe set forth in Section 6.1, Sections 7.1 and 7.2 will not apply to Employee or his employment subsequent to Safeco.

7.3 Scope of Nonsolicitation

Employee shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Safeco to cease his relationship with Safeco or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of Safeco to do business or in any way become associated with any Competitor. This Section 7.3 shall apply during the time period and geographical area described in Section 7.2.

7.4 Assignment of Intellectual Property

Except for professional lectures, writings, speeches prepared by Employee that do not disclose any proprietary information of Safeco, all concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively “Intellectual Property”) which Employee develops, conceives or first reduces to practice during the term of his employment hereunder or within one year after the termination of his employment hereunder or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of Safeco, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Employee hereby assigns to Safeco all of such Intellectual Property. “Intellectual Property” shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (a) relate to Employee’s performance of services under this Agreement, to Safeco’s field of business or to Safeco’s actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Safeco or (b) are developed in whole or in part on Safeco’s time or developed using Safeco’s equipment, supplies, facilities or trade secret information, or other resources of Safeco, whether or not the work product relates to Safeco’s field of business or Safeco’s actual or demonstrably anticipated research.

7.5 Disclosure and Protection of Inventions

Employee shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to Safeco promptly after its or their development. At Safeco’s request and at Safeco’s expense, Employee will assist Safeco or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by Safeco; (b) executing documents of assignment to Safeco or its designee of all of Employee’s right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Safeco or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

7.6 Nondisclosure; Return of Materials

During the term of his employment with Safeco and following termination of Employee’s employment with Safeco, Employee will not disclose (except as required by his duties to Safeco) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Safeco of which Employee becomes informed or aware during his employment, whether or not developed by Employee. In the event of the termination of his employment with Safeco, Employee will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Safeco which pertain to his employment with Safeco or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

7.7 Equitable Relief

Employee acknowledges that the provisions of this Section 7 are essential to Safeco, that Safeco would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Safeco as a result of a breach of this Section 7 cannot be adequately remedied by damages, and Employee agrees that Safeco, notwithstanding any other provision of this Agreement, including, without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

7.8 Effect of Violation

Employee and Safeco acknowledge and agree that additional consideration has been given for Employee entering into this Section 7, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 6 of this Agreement. Violation by Employee of this Section 7 shall relieve Safeco of any obligation it may have to make such termination payments, but shall not relieve Employee of his obligations, as required hereunder, not to compete.

7.9 Definition of Safeco

For purposes of subsection 7.2 and subsection 7.3 hereof, “Safeco” shall include all subsidiaries of Safeco, Safeco’s and any business ventures in which Safeco, its subsidiaries may participate.

8.	REPRESENTATIONS AND WARRANTIES

In order to induce Safeco to enter into this Agreement, Employee represents and warrants to Safeco as follows:

8.1 No Violation of Other Agreements

Neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

8.2 Patents, Etc.

Employee has prepared and attached hereto as Schedule 1 a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof, which are subject to prior agreement or which Employee desires to exclude from this Agreement, or, if no such list is attached, Employee hereby represents and warrants to Safeco that there are no such inventions, patent applications or patents.

9.	INDEMNIFICATION

Employee shall be indemnified by Safeco to the extent permitted by applicable law and as provided by Article XII of Safeco’s Bylaws.

10.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Arthur Chong
[such address as may appear in the personnel records of Safeco or such other address as Employee may specify in writing]

If to Safeco:	Secretary Safeco Corporation Safeco Plaza Seattle, WA 98185

If notice is mailed, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.	ASSIGNMENT

(a) This Agreement is personal to Employee and shall not be assignable by Employee. Subject to the provisions of this Agreement, Safeco may assign its rights hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Safeco is a party or (b) any corporation, partnership, association or other person to which Safeco may transfer all or substantially all of the assets and business of Safeco existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.	WAIVERS

No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.	ARBITRATION

In the event a dispute arises in connection with this Agreement, Safeco and Employee agree to submit the dispute to non-binding mediation by a mediator selected and paid for by Safeco. Should such mediation not result in resolution of the dispute, subject to the provisions of Section 7.7 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Safeco and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Safeco and Employee shall share equally the arbitration fees and be responsible for the costs, expenses and attorneys’ fees incurred on their own behalf.

14.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Safeco and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Safeco and Employee.

15.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

16.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

17.	HEADINGS

All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

18.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 14 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

19.	ENTIRE AGREEMENT

This Agreement on and as of the date hereof together with the Change in Control Agreement attached hereto as Exhibit A constitute the entire agreement between Safeco and Employee with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Safeco and Employee with respect to such subject matter are hereby superseded and nullified in their entireties.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

/s/ Arthur Chong
Arthur Chong

Safeco Corporation

By	/s/ Michael S. McGavick
Michael S. McGavick
Chief Executive Officer

SCHEDULE 1

[None]

Exhibit A

Change in Control Agreement